UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PremierWest Bancorp

(Exact name of registrant as specified in its charter)

Oregon	6022	93-1282171
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

503 Airport Road

Medford, Oregon 97504

(541) 618-6003

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James M. Ford

President & Chief Executive Officer

PremierWest Bancorp

503 Airport Road

Medford, Oregon 97504

(541) 618-6003

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Roberts Kaplan LLP

601 SW Second Avenue, Suite 1800

Portland, Oregon 97204

Telephone: (503) 221-0607

Facsimile: (503) 221-1510

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Small reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered (Shares)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Rights to purchase shares of Common Stock, no par value per share(1)	—	—	—	—
Common Stock, no par value per share, underlying the rights	—	—	$36,000,000	$2,008.80
Total	—	—	$36,000,000	$2,008.80

(1)	The subscription rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the subscription rights being offered hereby since the subscription rights are being registered in the same registration statement as the securities to be offered pursuant thereto.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o).
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-163201) (the “Registration Statement”) of PremierWest Bancorp (the “Company”) is being filed pursuant to the undertakings in Item 17 of the Registration Statement to update and supplement the information contained in the Registration Statement, as originally declared effective by the Securities and Exchange Commission on February 1, 2010, to incorporate by reference and include the information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “Annual Report”) that was filed with the Securities and Exchange Commission on March 16, 2010.

In addition, this Post-Effective Amendment No. 1 is being filed to update information contained in the Registration Statement, including the sections entitled Capitalization and Selected Consolidated Financial Information, as derived from the audited financial statements included in the Annual Report, and to include the results of the Company’s rights offering that expired March 10, 2010 and a description of the procedures related to the public offering of unsubscribed shares.

The information included in this filing updates and supplements the Registration Statement and the prospectus contained therein. No changes have been made to the prospectus contained in the Registration Statement (which prospectus continues to form a part of this Registration Statement). No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

Registration No. 333-163201

The information in this prospectus supplement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 16, 2010

PROSPECTUS SUPPLEMENT

(to Prospectus dated February 1, 2010)

UP TO 39,260,540 SHARES OF COMMON STOCK

$0.44 PER SHARE

We have completed our previously announced rights offering to shareholders and standby purchasers. We issued 42,486,822 shares of common stock, and received approximately $18.7 million of new capital, before expenses, in the rights offering. We are now offering up to 39,260,540 shares of our common stock to the public, which represent unsubscribed shares in our rights offering, at $0.44 per share on a best efforts basis by our executive officers and directors. The public offering will terminate on the earlier of March 31, 2010 or the date on which we have accepted subscriptions for all shares remaining for purchase as reflected in this prospectus supplement. We may extend the public offering for additional periods ending no later than April 30, 2010. We may cancel the public offering of remaining shares at any time for any reason. If we cancel the public offering of remaining shares of common stock, we will return all subscription payments, without interest, as soon as practicable.

This prospectus supplement and the information incorporated by reference herein updates and supplements our prospectus dated February 1, 2010 relating to our rights offering pursuant to which we distributed, at no charge, non-transferable subscription rights to purchase up to 81,747,362 shares of our common stock. We have incorporated by reference into this prospectus supplement the Annual Report on Form 10-K of PremierWest Bancorp for the fiscal year ended December 31, 2009.

Our common stock is traded on The Nasdaq Capital Market under the ticker symbol “PRWT.” The last reported sales price of our common stock on March 16, 2010 was $0.55 per share. The shares of common stock issued in the offering will also be listed on The Nasdaq Capital Market under the same ticker symbol.

None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commission or other remuneration. This is not an underwritten offering. Our shares of common stock are being offered directly by us without the services of an underwriter or selling agent. We engaged D.A. Davidson & Co. as our financial and marketing advisor in connection with the rights offering. D.A. Davidson & Co. is not obligated to sell or to acquire for its own account or with a view to distribution any shares of common stock that were offered in the rights offering or are being offered in the public offering.

THE PURCHASE OF SHARES OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD READ THE “RISK FACTORS” SECTIONS BEGINNING ON PAGE S-2 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 21 OF THE PROSPECTUS.

These securities are not deposits, savings accounts or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve, the Oregon Department of Consumer and Business Services Division of Finance and Corporate Securities nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 16, 2010.

Prospectus Supplement

WHERE YOU CAN FIND MORE INFORMATION	S-1
INCORPORATION OF DOCUMENTS BY REFERENCE	S-1
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	S-1
RISK FACTORS	S-2
EXPIRATION AND RESULTS OF THE RIGHTS OFFERING	S-3
SELECTED CONSOLIDATED FINANCIAL DATA	S-4
CAPITALIZATION	S-5
PROCEDURES FOR SUBSCRIBING FOR SHARES IN THE OFFERING	S-6
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	S-6
PLAN OF DISTRIBUTION	S-7
EXPERTS	S-8

Prospectus
WHERE YOU CAN FIND MORE INFORMATION	ii
INCORPORATION OF DOCUMENTS BY REFERENCE	ii
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	iii
QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING	1
SUMMARY	11
RISK FACTORS	21
REGULATORY CONSIDERATIONS	31
SELECTED CONSOLIDATED FINANCIAL DATA	32
USE OF PROCEEDS	34
CAPITALIZATION	34
PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND INFORMATION	35
THE RIGHTS OFFERING	36
DETERMINATION OF SUBSCRIPTION PRICE	45
THE REOFFERING OF REMAINING SHARES	46
DESCRIPTION OF THE COMMON STOCK AND OUR CAPITAL STOCK	47
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	53
PLAN OF DISTRIBUTION	55
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES	56
LEGAL MATTERS	59
EXPERTS	59

You should rely only on the information contained or incorporated by reference in this prospectus supplement and accompanying prospectus and any relevant free writing prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or any relevant free writing prospectus is accurate as of any date other than its respective date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus supplement and accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement and accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and accompanying prospectus applicable to those jurisdictions.

Unless the context indicates otherwise, all references in this prospectus supplement to “PremierWest,” “the Company,” “we,” “us” and “our” refer to PremierWest Bancorp and our wholly owned subsidiary, PremierWest Bank, except that in the discussion of our subscription rights and capital stock and related matters, these terms refer solely to PremierWest Bancorp and not to its subsidiary. All references to the “Bank” refer to PremierWest Bank only.

S-i

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of a Registration Statement on Form S-1, as amended, filed by us with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus supplement and the accompanying prospectus, reference is made to the Registration Statement, including the exhibits to the Registration Statement and documents incorporated by reference. Statements contained in this prospectus supplement and the accompanying prospectus concerning the provisions of such documents are summaries only and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

We file periodic reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also inspect and copy these materials at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can also obtain copies of such material at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

INCORPORATION OF DOCUMENTS BY REFERENCE

We “incorporate by reference” into this prospectus supplement and the accompanying prospectus information we file with the SEC, which means that we can disclose important information to you by referring you to documents incorporated by reference. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Some information contained in this prospectus supplement updates the information incorporated by reference. In the case of a conflict or inconsistency between information set forth in this prospectus supplement and the accompanying prospectus and information incorporated by reference into this prospectus supplement and the accompanying prospectus, you should rely on the information contained in the document that was filed later.

Other than any portions of any such documents that are not deemed “filed” under the Securities Exchange Act of 1934 (“Exchange Act”) in accordance with the Exchange Act and applicable SEC rules, we incorporate by reference the documents listed below:

•	Annual Report on Form 10-K for the year ended December 31, 2009; and

•	Current Reports on Form 8-K filed January 8, January 27 and March 1, 2010.

You may request and we will provide, at no cost, a copy of these filings by contacting Michael Fowler, our Chief Financial Officer, at PremierWest Bancorp, 503 Airport Road, Medford, OR 97504, or by calling (541)  618-6003.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, accompanying prospectus and the documents incorporated by reference include “forward-looking statements” within the meaning of the “safe-harbor” provisions of Sections 21D and 21E of the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe-harbor provisions. Other than statements of historical fact, all statements about, among other things, our outlook on our financial position and results of operations, dividends, our business strategy, asset quality, non-performing assets, the adequacy of the allowance for loan losses, our projected growth and plans for expansion, business opportunities in our markets, economic conditions and plans and objectives for future operations are forward-looking statements. When used in this prospectus supplement, accompanying prospectus and documents incorporated by reference, the use of the words “plan,” “forecast,” “project,” “anticipate,” “believe,” “estimate,” “expect,” “target,” “is likely,” “will,” and “intend” and similar words or phrases are intended in part to help identify forward-looking statements.

Forward-looking statements involve risks and uncertainties and are based upon management’s beliefs as well as assumptions made based on data currently available to management. These forward-looking statements are not guarantees of future performance, and a variety of factors could cause our actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. Many of these factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. The following list, which is not intended to be an all-encompassing list of risks and uncertainties affecting us, summarizes several factors that could cause our actual results to differ materially from those anticipated or expected in these forward-looking statements:

•	the effect of competition and our ability to compete on price and other factors;

•

deterioration in credit quality, or in the value of the collateral securing our loans, due to higher interest rates, increased unemployment, further or continued disruptions in the credit markets, or other economic factors;

•	customer acceptance of new products and services;

•	economic conditions and events that disproportionately affect our business due to regional concentration;

•	a continued decline, or prolonged recovery, in the real estate and lending markets in Central Oregon, Southern Oregon and Northern California;

•	general business and economic conditions, including the residential and commercial real estate markets;

•	interest rate changes;

•	new or amended regulation and legislation;

•	changes in the demand for loans and changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies;

•	our ability to maintain or expand our market share or our net interest margin;

•	factors that could limit or delay implementation of our marketing and growth strategies;

•	our ability to raise additional capital may be impaired if current levels of market disruption and volatility continue or worsen;

•

legislative or administrative changes to the TARP Capital Purchase Program and the effect of such changes on our operations and ability to compete with financial institutions that are not subject to TARP rules and regulations, including, without limitation, our ability to compete with institutions who are not subject to executive compensation restrictions in attracting and retaining employees;

•	restrictions or conditions imposed by our regulators on our operations may make it more difficult for us to achieve our goals;

•	our ability to integrate acquired branches or banks; and

•	the risk factors in our annual report on Form 10-K for the year ended December 31, 2009.

Other risks include those identified from time to time in our past and future filings with the Securities and Exchange Commission. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this Cautionary Note. Our actual results may differ significantly from those we discuss in these forward-looking statements. For other factors, risks and uncertainties that could cause our actual results to differ materially from estimates and projections contained in these forward-looking statements, please read the “Risk Factors” sections of this prospectus supplement and the accompanying prospectus. Any forward-looking statement speaks only as of the date that such statement was made, and, except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement to reflect events or circumstances after the date on which we made the statement or to reflect the occurrence of unanticipated events. You should consider any forward looking statements in light of this explanation, and we caution you about relying on forward-looking statements.

This prospectus supplement includes information about our historical financial performance, and this information should not be considered as an indication or projection of future results.

RISK FACTORS

An investment in shares of our common stock involves a high degree of risk. You should consider carefully the risks described below, together with the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2009, and the risks described in the prospectus accompanying this prospectus supplement in evaluating an investment in the shares of common stock. The risks described below are not the only risks we face. If any of the events described in the following risk factors actually occurs, or if additional risks and uncertainties not presently known to us or that we currently deem immaterial, materialize, then our business, results of operations and financial condition could be materially adversely affected. In that event, the trading price of our shares of common stock could decline and you may lose all or part of your investment in our common stock. The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

As of March 16, 2010, the market price of our common stock was above the $0.44 purchase price per share; however, we cannot guarantee that you will be able to sell your common stock at a price greater than the purchase price in the future.

The market price of our common stock could be subject to wide fluctuations. Our common stock is traded on The Nasdaq Capital Market under the symbol “PRWT,” and the last reported sales price of our common stock on The Nasdaq Capital Market on March 16, 2010 was $0.55 per share. During the rights offering, our common stock traded above the $0.44 purchase price. Following your purchase of shares of our common stock in the public offering, you may not be able to sell your common stock at a price equal to or greater than the $0.44 purchase price per share.

The Company’s common stock may no longer qualify for listing on The Nasdaq Capital Market.

NASDAQ Marketplace Rule 5550(a)(2) requires that primary equity securities listed on The Nasdaq Capital Market continue to have a minimum bid price of at least $1.00 per share. On March 15, 2010, we received notice that we did not meet the requirement for minimum bid price for 30 consecutive business days. In accordance with NASDAQ rules, we received formal notice from NASDAQ and have a period of 180 calendar days to achieve compliance. Compliance can be achieved by meeting the bid price standard for a minimum of ten consecutive business days, unless NASDAQ staff exercises discretion to extend such period. If we are not deemed in compliance before the expiration of the 180 day compliance period, we will be afforded an additional 180 day compliance period, provided that on the 180th day of the first compliance period, we demonstrate that we meet all applicable standards for initial listing on The Nasdaq Capital Market (except the bid price requirement) based on our most recent public filings and market information. If we have publicly announced information indicating that we no longer satisfy applicable initial listing criteria, we will not be eligible for the additional compliance period under this rule. Our stock price may not increase to the $1.00 level for ten consecutive business days and, if it does not during the initial compliance period, we may not qualify for the additional compliance period, and our common stock would then be subject to delisting. Should our shares be subject to delisting from The Nasdaq Capital Market, there is no assurance that a liquid and efficient market for our common stock will be available or develop. Although the shares may be eligible for trading on other exchanges, such as the “OTC Bulletin Board,” it is possible that the ability of a selling shareholder to realize the best market price will be impeded as the result of wider bid-ask spreads.

EXPIRATION AND RESULTS OF RIGHTS OFFERING

On March 10, 2010, the rights offering to our shareholders of record as of December 15, 2009, expired. Upon completion of the rights offering we sold 42,486,822 shares of our common stock at $0.44 per share, and received approximately $18.7 million of new capital, before expenses. Our directors and executive officers purchased 9,384,654 shares in the rights offering and, after giving effect to the results of the rights offering, own approximately 20.15% of our issued and outstanding shares.

Director Georges St. Laurent intends to purchase shares in the public offering of unsubscribed shares provided his total ownership does not exceed 9.99% of our issued and outstanding shares. Mr. St. Laurent exercised 86.4% of his basic subscription rights in the rights offering and currently holds approximately 9.95% of the issued and outstanding shares of our common stock.

SELECTED CONSOLIDATED FINANCIAL DATA

Our selected consolidated financial data is presented below as of and for the years ended December 31, 2005 through 2009. Our selected consolidated financial data presented below as of and for the years ended December 31, 2005 through December 31, 2009 are derived from our audited financial statements and related notes incorporated by reference in this prospectus supplement.

	Years Ended December 31,
(Dollars in thousands except per share data)	2009	2008	2007	2006	2005
Operating Results
Total interest income	$77,915	$88,936	$82,400	$73,212	$57,498
Total interest expense	19,968	28,573	27,216	19,104	10,785

Net interest income	57,947	60,363	55,184	54,108	46,713
Provision for loan losses	88,031	36,500	686	800	150
Non-interest income	11,052	10,234	8,880	7,741	7,380
Non-interest expense	129,722	47,129	38,973	37,415	33,618

Income (loss) before provision for income taxes	(148,754)	(13,032)	24,405	23,634	20,325
Provision (benefit) for income taxes	(2,282)	(5,493)	9,303	8,986	7,136

Net income (loss)	(146,472)	(7,539)	15,102	14,648	13,189
Preferred stock dividends and discount accretion	2,171	275	275	275	275

Net income (loss) available to common shareholders	$(148,643)	$(7,814)	$14,827	$14,373	$12,914

Per Share Data (1)
Basic earnings (loss) per common share	$(6.01)	$(0.34)	$0.83	$0.81	$0.69
Diluted earnings (loss) per common share	$(6.01)	$(0.34)	$0.78	$0.75	$0.65
Dividends declared per common share	$0.01	$0.18	$0.17	$0.10	$0.05
Ratio of dividends declared to net income (loss)	nm	nm	19.14%	11.07%	5.83%

Financial Ratios
Return on average common equity	-93.07%	-4.41%	12.25%	13.26%	13.59%
Return on average assets	-9.15%	-0.52%	1.41%	1.52%	1.52%
Efficiency ratio (2)	187.01%	66.76%	60.83%	60.49%	62.15%
Net interest margin (3)	4.10%	4.68%	5.72%	6.25%	6.05%

Balance Sheet Data at Year End
Gross loans	$1,149,027	$1,247,988	$1,025,329	$921,694	$807,810
Allowance for loan losses	$45,903	$17,157	$11,450	$10,877	$10,341
Allowance as percentage of gross loans	3.99%	1.37%	1.12%	1.18%	1.28%
Total assets	$1,536,314	$1,475,954	$1,157,961	$1,034,511	$913,661
Total deposits	$1,420,762	$1,211,269	$935,315	$879,350	$768,419
Total equity	$71,535	$176,984	$127,675	$116,259	$102,784

Notes:

(1)	Per share data have been restated for subsequent stock dividends.
(2)	Efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income plus non-interest income.
(3)	Tax adjusted at 40.0% for 2009, 34.00% for 2008, 38.25% for 2007, 38.00% for 2006 and 34.00% in prior years.

nm = not meaningful

CAPITALIZATION

The following table shows our historical consolidated capitalization at December 31, 2009, our pro forma consolidated capitalization at December 31, 2009 giving effect to the sale of 42,486,822 and an assumed sale of a total of 81,747,362 shares, respectively, at the subscription price of $0.44 per share and the receipt of net proceeds of $18.2 million and $35.5 million from the rights offering and public offering after deducting estimated offering expenses in the amount of $500,000. You should read this table in conjunction with “Selected Consolidated Financial Data” and with our consolidated financial statements and the notes to those financial statements included in the documents incorporated by reference into this prospectus supplement and accompanying prospectus.

	As of December 31, 2009 (in thousands)
	Actual	Pro Forma (with completion of subscription rights offering and $18.2 million of net proceeds)	Pro Forma (assuming $35.5 million of net proceeds)
Long-term debt:
Junior subordinated debentures	$30,928	$30,928	$30,928
Stockholders’ equity:
Series B Preferred Stock, no par value pershare, net of unamortized discount; 41,400 shares issued and outstanding	$39,561	$39,561	$39,561
Common Stock, no par value per share; 24,771,928 shares issued and outstanding; pro forma 67,258,750 and 106,519,290 shares issued and outstanding, respectively	173,270	191,450	208,770
Warrant to purchase common stock	2,179	2,179	2,179
Retained deficit	(144,710)	(144,710)	(144,710)
Accumulated other comprehensive income	1,235	1,235	1,235

Total stockholders’ equity	$71,535	$89,715	$107,035

Per share data:
Tangible book value per common share	$1.15	$0.69	$0.60
Common shares outstanding	24,771,928	67,258,750	106,519,290
Ratios:
Tangible common equity to tangible assets	1.86%	3.01%	4.08%
Tangible equity to tangible assets	4.44%	5.56%	6.60%
Leverage ratio	5.38%	6.75%	7.72%
Tier 1 risk-based capital ratio	6.84%	8.66%	9.98%
Total risk-based capital ratio	8.62%	9.97%	11.26%
Bank-only capital ratios:
Leverage ratio	5.70%	6.71%	7.65%
Tier 1 risk-based capital ratio	7.25%	8.61%	9.89%
Total risk-based capital ratio	8.53%	9.88%	11.17%

PROCEDURES FOR SUBSCRIBING FOR SHARES IN THE OFFERING

Acceptance of Binding Subscriptions

Prospective purchasers should do the following:

•	Complete, sign and date the subscription agreement, which accompanies this prospectus supplement and prospectus;

•	Make a check payable to “PremierWest Bancorp” in an amount equal to the subscription price of $0.44 per share multiplied by the number of shares of common stock subscribed for; and

•	Return the completed subscription agreement and check to PremierWest Bancorp, P.O. Box 40, 503 Airport Road, Medford, Oregon 97501, Attn: Michael Fowler.

To make a payment by wire transfer, please contact Michael Fowler, at (541) 618-6003 for wire instructions.

UPON RECEIPT AND ACCEPTANCE BY PREMIERWEST BANCORP OF THE SUBSCRIPTION AGREEMENT, SUCH AGREEMENT WILL BECOME BINDING ON AND IRREVOCABLE BY THE SUBSCRIBER.

Discretion to Accept Subscriptions

We have the right, in our sole discretion, to accept or reject any subscription in whole or in part on, before or after the public offering expiration date. We generally will accept subscriptions in the order in which they are received. As a result, you may not receive any or all of the shares for which you subscribe. We will notify subscribers as soon as practicable following the expiration date as to whether and to what extent their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will return to the subscriber the unaccepted portion of the subscription funds, without interest or deduction.

Expiration Date and Termination Rights

The offering period will expire at the earlier of 5:00 p.m. Pacific Time, on March 31, 2010 or the date on which we have accepted subscriptions for all shares remaining for purchase. We may terminate the offering at any time and for any reason. We may extend the public offering for additional periods ending no later than April 30, 2010. There is no minimum number of shares that must be sold in order to close the offering.

We may cancel the public offering of remaining shares at any time for any reason, including following the expiration date. If we cancel the public offering of any remaining shares of common stock, we will return all subscription payments, without interest, as soon as practicable.

Escrow Arrangements

We will hold funds received with a subscription agreement in a segregated account at the Bank. We will hold these funds in escrow until we accept the subscription or until the public offering is cancelled. If the public offering of remaining shares is cancelled, we will return the subscription payments, without interest or deduction, as soon as practicable.

No Revocation or Change

Once you submit a subscription agreement, you will not be allowed to revoke your subscription or request a refund of monies paid. All subscription agreements are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not submit a subscription agreement unless you are certain that you wish to purchase shares of our common stock at the subscription price.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of issued and outstanding shares of the Company’s common stock as of March 16, 2010 held by any shareholder who is (a) known by the Company to own beneficially more than 5% of the outstanding shares of any class of stock, (b) each of the directors, (c) each of our named executive officers and (d) all of our directors and named executive officers as a group.

	Class of Stock	Amount Beneficially Owned	Notes	Percentage of Class Owned
John A Duke, Chairman of the Board	Common	2,890,194	(1)	4.30%
George C. St. Laurent, Jr., Director	Common	6,689,146	(2)	9.95%
Patrick G. Huycke, Director	Common	730,095	(3)	1.09%*
Thomas R. Becker, Director	Common	1,017,218	(4)	1.51%*
Dennis N. Hoffbuhr, Director	Common	291,285	(5)	*
Rickar D. Watkins, Director	Common	229,181	(6)	*
John L. Anhorn, Director, Executive Chairman	Common	254,743	(7)	*
Brian Pargeter, Director	Common	458,120	(8)	*
Richard R. Hieb, COO, Director	Common	154,416	(9)	*
James L. Patterson, Director	Common	51,156	(10)	*
John B. Dickerson, Director	Common	476,915	(11)	*
Tom Anderson, CAO	Common	333,575	(12)	*
Michael D. Fowler, CFO	Common	29,945	(13)	*
James M. Ford, President & CEO	Common	176,144	(14)	*
Joe Danelson, CBO	Common	60,224	(15)
William M. Yarbanet, CCO	Common	16,363	(16)	*
PremierWest 401K Plan	Common	1,051,222	(17)	1.56%
U.S. Department of the Treasury	Series B Preferred	41,400		*
U.S. Department of the Treasury	Common Stock	1,090,385	(18)	1.54%
All Directors and Executive Officers as a group (16 persons and 401K Plan)	Common	14,770,865		21.96%

*	Represents less than one percent
(1)	Includes (a) 20,425 shares subject to options currently exercisable or exercisable within 60 days and (b) 2,867,910 shares held by The John Duke Trust for the benefit of Mr. Duke.
(2)	Includes 1,847,284 shares held by the Georges C. St. Laurent, Jr. Trust for the benefit of Mr. Laurent.
(3)	Includes (a) 665,605 shares held in a Profit Sharing Trust Plan, (b) 20,425 shares subject to options currently exercisable or exercisable within 60 days and (c) 1,450 shares held in Mr. Huycke’s IRA account.
(4)	Includes (a) 738,636 shares held in an IRA for the benefit of Mr. Becker and (b) 39,700 shares subject to options currently exercisable or exercisable within 60 days.
(5)	Includes (a) 6,126 shares held by Mr. Hoffbuhr’s spouse and immediate family members, (b) 20,425 shares subject to options currently exercisable or exercisable within 60 days, and (c) 170,000 shares held in private 401(k) plan for benefit of Mr. Hoffbuhr.
(6)	Includes (a) 119,372 shares held in an IRA for the benefit of Mr. Watkins, (b) 49,603 shares held in a SEP account for the benefit of Mr. Watkins, (c) 23,584 shares held in trust for the benefit of Mr. Watkins and (d) 16,405 shares subject to options currently exercisable or exercisable within 60 days.
(7)	Includes (a) 32,933 shares held in a 401(k) Plan for the benefit of Mr. Anhorn and (b) 39,368 shares subject to options currently exercisable or exercisable within 60 days.
(8)	Includes (a) 4,305 shares subject to options currently exercisable or exercisable within 60 days and (b) 350,000 shares held in Mr. Pargeter’s IRA account
(9)	Includes (a) 49,526 shares held in an IRA for the benefit of Mr. Hieb, (b) 30,253 shares held in a 401(k) plan for the benefit of Mr. Hieb and (c) 32,243 shares subject to options currently exercisable or exercisable within 60 days.
(10)	Includes (a) 31,464 shares held in a SEP for the benefit of Mr. Patterson and (b) 19,692 shares subject to options currently exercisable or exercisable within 60 days.
(11)	Includes (a) 5,509 shares held in an IRA for the benefit of Mr. Dickerson, (b) 11,717 shares subject to options currently exercisable or exercisable within 60 days and (c) 459,689 shares held in a family trust for the benefit of Mr. Dickerson.
(12)	Includes (a) 288,670 held in an IRA for the benefit of Mr. Anderson, (b) 13,470 shares held in a 401(k) plan for the benefit of Mr. Anderson, (c) 30,774 shares subject to options currently exercisable or exercisable within 60 days and (d) 661 shares held by Mr. Anderson’s spouse.
(13)	Includes (a) 2,100 shares subject to options currently exercisable or exercisable within 60 days, (b) 4,320 shares held in a 401(k) plan for the benefit of Mr. Fowler, and (c) 23,000 shares held in trust for benefit of spouse.
(14)	Includes (a) 127,088 shares held in trust for the benefit of Mr. Ford, (b) 377 shares held in a 401(k) plan for benefit of Mr. Ford and (c) 48,679 shares subject to options currently exercisable or exercisable within 60 days.
(15)	Includes (a) 57,724 shares held in a 401(k) plan for benefit of Mr. Danelson, and (b) 2,500 shares subject to option currently exercisable or exercisable within 60 days
(16)	Includes 5,000 shares of unvested restricted stock which Mr. Yarbanet is entitled to vote.
(17)	Messrs. Ford, Anderson and Fowler act as Trustees of the PremierWest 401(k) Plan and are authorized to vote shares held in the Plan. Messrs. Ford, Anderson and Fowler all disclaim beneficial ownership of the shares held in the Plan, except to the extent of their individual pecuniary interest in the Plan, if any.
(18)	Pursuant to Warrant to purchase common stock issued in connection with TARP Capital Purchase Program.

PLAN OF DISTRIBUTION

Our directors and executive officers may participate in the solicitation of investors for the purchase of shares. We will reimburse these persons for their reasonable out-of-pocket expenses incurred in connection with any solicitation. Other employees of

PremierWest may assist in the offering in ministerial capacities, providing clerical work or answering questions of a ministerial nature. Other questions from prospective purchasers will be directed to our executive officers. Our other employees have been instructed not to solicit investors or to provide advice regarding the purchase of shares. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the subscription rights or shares.

We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and the solicitation of the sales of the common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of our common stock.

EXPERTS

The consolidated financial statements of PremierWest Bancorp and subsidiary as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, and the effectiveness of its internal control over financial reporting as of December 31, 2009, incorporated in this document by reference from PremierWest Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2009, have been audited by Moss Adams LLP, independent registered public accounting firm, as stated in its report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

SEC registration fee	$2,008.80
Accounting fees and expenses*	$25,000.00
Legal fees and expenses*	$125,000.00
Printing and engraving expenses*	$50,000.00
Subscription agent and registrar fees and expenses*	$25,000.00
Miscellaneous*	$23,000.00

Total*	$250,000.80

*	Estimated pursuant to Item 511 of Regulation S-K

Item 14.	Indemnification of Directors and Officers.

As an Oregon corporation, the Company is subject to the provisions of the Oregon Business Corporation Act (the “OBCA”). The OBCA permits a corporation to indemnify an individual who is made a party to a proceeding because such individual is or was a director of the corporation against liability incurred in the proceeding if:

•	his or her conduct was in good faith;

•	he or she reasonably believed that his or her conduct was in the corporation’s best interest, or at least not opposed to the corporation’s best interests; and

•	in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Unless a corporation’s articles of incorporation provide otherwise, indemnification is mandatory if the director is wholly successful on the merits or otherwise in such a proceeding, or if a court of competent jurisdiction orders the corporation to indemnify the director. The Company’s articles of incorporation do not limit the statutory right to indemnification.

Under the OBCA, a corporation may not, however, indemnify the individual if the individual was adjudged liable:

•	to the corporation in a proceeding by or in the right of the corporation; or

•	in any proceeding charging improper personal benefit on the basis that he or she improperly received a personal benefit.

The Company’s articles of incorporation provide that we will indemnify our directors and officers against reasonable expenses (including attorney fees), judgments, fines, penalties, excise taxes or settlement payments incurred or suffered by reason of service as a director or officer or at the Company’s request as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

The OBCA also provides that a corporation’s articles of incorporation may limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that no such provision shall eliminate the liability of a director for:

•	any breach of the directors’ duty of loyalty to the corporation or its shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	any unlawful distribution; or

•	any transaction from which the director derived an improper personal benefit.

The Company’s articles of incorporation limit monetary liability of our directors for their conduct as directors to the fullest extent permitted under the OBCA. If the OBCA is amended to further limit the directors’ liability, the Company’s articles of incorporation would incorporate such amendment on its effective date.

The Company also maintains insurance coverage relating to certain liabilities of directors and officers.

Item 15.	Recent Sales of Unregistered Securities.

On February 13, 2009, pursuant to the TARP Capital Purchase Program, in exchange for an aggregate cash purchase price of $41,400,000, PremierWest Bancorp issued and sold to the United States Department of the Treasury in a private placement transaction:

•

41,400 shares of the Company’s newly designated Fixed Rate Cumulative Perpetual Preferred Stock, Series B, no par value per share, and liquidation preference $1,000 per share ($41,400,000 aggregate liquidation preference), and

•

a ten-year Warrant to purchase up to 1,090,385 shares of the Company’s common stock, no par value per share, at an exercise price of $5.70 per share, subject to certain anti-dilution and other adjustments.

The issuance and sale of the Series B Preferred Stock and Warrant are exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Securities Act of 1933.

A discussion of the Company’s sale of securities to the United States Department of the Treasury pursuant to a Letter Agreement, including Securities Purchase Agreement — Standard Terms, dated February 13, 2009 is included in and incorporated herein by reference to the Company’s Form 8-K filed on February 17, 2009.

Item 16.	Exhibits and Financial Statement Schedules.

(a) See Exhibit Index immediately following signature page.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii)	To include any material information with respect to the plan of distribution no previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer and the terms of any subsequent reoffering thereof.

(6) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(8) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to rule 424(b)(1), or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this post-effective amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Medford, Oregon, on the 16th day of March, 2010.

PREMIERWEST BANCORP

By:	/S/ JAMES M. FORD
Name:	James M. Ford
Title:	President and Chief Executive Officer
(Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to registration statement has been signed by the following persons in the capacities and in the capacities and on the dates indicated.

	/S/ JAMES M. FORD	/S/ **
	James M. Ford	Richard R. Hieb
	President, Chief Executive Officer and Director	Director
	(Principal Executive Officer)	Date: March 16, 2010
Date: March 16, 2010

	/S/ MICHAEL D. FOWLER	/S/ **
	Michael D. Fowler	Thomas R. Becker
	Executive Vice President and	Director
	Chief Financial Officer	Date: March 16, 2010
(Principal Financial and Accounting Officer)
Date: March 16, 2010

	/S/ **	/S/ **
	John A. Duke	John B. Dickerson
	Director and Chairman	Director
	Date: March 16, 2010	Date: March 16, 2010

	/S/ **	/S/ **
	Patrick G. Huycke	Dennis N. Hoffbuhr
	Director and Vice-Chairman	Director
	Date: March 16, 2010	Date: March 16, 2010

	/S/ **	/S/ **
	John L. Anhorn	Brian Pargeter
	Director	Director
	Date: March 16, 2010	Date: March 16, 2010

	/S/ **	/S/ **
	James L. Patterson	Rickar D. Watkins
	Director	Director
	Date: March 16, 2010	Date: March 16, 2010

/S/ **
Georges C. St. Laurent, Jr.
Director
Date: March 16, 2010

** By:	/S/ MICHAEL D. FOWLER
Michael D. Fowler
Attorney-in-fact
Date: March 16, 2010

EXHIBIT INDEX

Exhibit Number	Description

3.1	Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed March 16, 2010)

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K filed March 16, 2010)

4.1	Form of Stock Certificate for Common Stock (incorporated by reference to Exhibit 4 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-4/A (Registration No. 333-96209) filed March 17, 2000)

4.2	Form of Stock Certificate for Series B Preferred Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed February 17, 2009)

4.3	Warrant issued February 13, 2009 (incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed February 17, 2009)

4.4**	Form of Subscription Rights Certificate

4.5**	Form of Subscription Agent Agreement

4.6*	Form of Subscription Agreement

5.1**	Form of Opinion of Roberts Kaplan LLP regarding legality of securities registered

10.1	Letter Agreement, dated February 13, 2009, including Securities Purchase Agreement—Standard Terms, between the Registrant and the United States Department of the Treasury (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed February 17, 2009)

Exhibit Number	Description

10.2.1	Employment Agreement with John Anhorn (incorporated by reference to Exhibit 10.1 to Form 10-K filed March 14, 2008)

10.2.2	Amendment to Employment Agreement for John Anhorn (incorporated by reference to Exhibit 10.1 to Form 8-K filed April 25, 2008)

10.3.1	Employment Agreement with Rich Hieb (incorporated by reference to the substantially identical (other than base salary) form of employment agreement with Mr. Anhorn filed as Exhibit 10.1 to Form 10-K filed March 14, 2008)

10.3.2	Amendment to Employment Agreement for Rich Hieb (incorporated by reference to Exhibit 10.2 to Form 8-K filed April 25, 2008)

10.4.1	Employment Agreement with Tom Anderson (incorporated by reference to Exhibit 10.2 to Form 10-K filed March 14, 2008)

10.4.2	Amendment to Employment Agreement with Tom Anderson (incorporated by reference to Exhibit 10.4.2 to Form 10-K filed March 18, 2009)

10.5	Employment Agreement with James Earley (incorporated by reference to the substantially identical (other than base salary) form of employment agreement with Mr. Anderson filed as Exhibit 10.2 to Form 10-K filed March 14, 2008)

10.6	Employment Agreement with James Ford (incorporated by reference to the substantially identical (other than base salary) form of employment agreement with Mr. Anderson filed as Exhibit 10.2 to Form 10-K filed March 14, 2008)

10.7.1	Employment Agreement with Joe Danelson (incorporated by reference to Exhibit 10.2 to Form 10-Q filed August 11, 2008)

10.7.2	Amendment to Employment Agreement with Joe Danelson (incorporated by reference to Exhibit 10.7.2 to Form 10-K filed March 18, 2009)

10.8	Employment Agreement with Michael Fowler (incorporated by reference to Exhibit 10.1 to Form 10-Q filed August 11, 2008)

10.9	Supplemental Executive Retirement Plan Agreement with John Anhorn (incorporated by reference to Exhibit 10.3 to Form 10-K filed March 14, 2008)

10.10.1	Supplemental Executive Retirement Plan Agreement with Rich Hieb (incorporated by reference to Exhibit 10.4 to Form 10-K filed March 14, 2008)

10.10.2	Amendment to Supplemental Executive Retirement Plan with Rich Hieb (incorporated by reference to Exhibit 10.10.2 to Form 10-K filed March 18, 2009)

10.11.1	Supplemental Executive Retirement Plan Agreement with Tom Anderson (incorporated by reference to Exhibit 10.5 to Form 10-K filed March 14, 2008)

10.11.2	First Amendment to Supplemental Executive Retirement Plan Agreement with Tom Anderson (incorporated by reference to Exhibit 10.11.2 to Form 10-K filed March 18, 2009)

10.12.1	Supplemental Executive Retirement Plan Agreement with Jim Earley (incorporated by reference to the substantially identical form of SERP Agreement (except for retirement pay set at 40% of base salary) with Tom Anderson filed as Exhibit 10.5 to Form 10-K filed March 14, 2008)

10.12.2	First Amendment to Supplemental Executive Retirement Plan Agreement with Jim Earley (incorporated by reference to the substantially identical form of Amendment with Tom Anderson filed as Exhibit 10.12.2 hereto)

Exhibit Number	Description

10.13.1	2002 Executive Survivor Income Agreement with John Anhorn (incorporated by reference to Exhibit 10.13.1 to Form 10-K filed March 18, 2009)

10.13.2	Amendment to Executive Survivor Income Agreement with John Anhorn (incorporated by reference to Exhibit 10.4 to Form 10-Q filed November 5, 2004)

10.14.1	2002 Executive Survivor Income Agreement with Rich Hieb (incorporated by reference to Exhibit 10.14.1 to Form 10-K filed March 18, 2009)

10.14.2	Amendment to Executive Survivor Income Agreement with Rich Hieb (incorporated by reference to a substantially identical (other than a pre-retirement death benefit of $150,000) amendment with John Anhorn filed as Exhibit 10.4 to Form 10-Q filed November 5, 2004)

10.15.1	Executive Survivor Income Agreement with Tom Anderson (incorporated by reference to Exhibit 10.15.1 to Form 10-K filed March 18, 2009)

10.15.2	Amendment to Executive Survivor Income with Tom Anderson (incorporated by reference to Exhibit 10.8 to Form 10-Q filed November 5, 2004)

10.16	Executive Deferred Compensation Agreement with John Anhorn (incorporated by reference to the substantially identical form attached as Exhibit 10.8 to Form 10-K filed March 14, 2008)

10.17	Executive Deferred Compensation Agreement with Rich Hieb (incorporated by reference to the substantially identical form attached as Exhibit 10.8 to Form 10-K filed March 14, 2008)

10.18	Executive Deferred Compensation Agreement with Tom Anderson (incorporated by reference to Exhibit 10.8 to Form 10-K filed March 14, 2008)

10.19	Executive Deferred Compensation Agreement with Jim Earley (incorporated by reference to a substantially identical form attached as Exhibit 10.8 to Form 10-K filed March 14, 2008)

10.20	Executive Deferred Compensation Agreement with Joe Danelson (incorporated by reference to Exhibit 10.20 to Form 10-K filed March 18, 2009)

10.21	2002 PremierWest Bancorp Stock Option Plan (incorporated by reference to the proxy statement (DEF 14A) filed April 13, 2005)

10.22	1992 Combined Incentive and Non-Qualified Stock Option Plan of Bank of Southern Oregon (incorporated by reference to Exhibit 10.1 to Form S-4 (File No. 333-96209))

10.23	United Bancorp Stock Option Plan, as amended (incorporated by reference to the Registration Statement on Form S-8 (File No. 333-40886))

10.24	Form of Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.12.2 to the Form 10-K filed March 15, 2006)

10.25	Form of Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 10.12.1 to the Form 10-K filed March 15, 2006)

10.26	Director Deferred Compensation Agreement (with individual directors John B. Dickerson, John A. Duke, Dennis N. Hoffbuhr, Patrick G. Huycke, Brian Pargeter, James L. Patterson, Tom Becker and Rickar D. Watkins ) (incorporated by reference to Exhibit 10.10 to Form 10-K filed March 14, 2008)

10.27	Continuing Benefits Agreement (with individual directors John B. Dickerson, John A. Duke, Dennis N. Hoffbuhr, Patrick G. Huycke, Brian Pargeter, James L. Patterson, Tom Becker and Rickar D. Watkins ) (incorporated by reference to Exhibit 10.9 to Form 10-K filed March 14, 2008)

Exhibit Number	Description

10.28	James Ford Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.1 to Form 8-K filed April 3, 2009)

10.29	Form of Senior Executive Officer Waiver pursuant to TARP Capital Purchase Program (incorporated by reference to Exhibit 10.1 to Form 8-K filed February 17, 2009)

10.30	Form of Senior Executive Officer Agreement (incorporated by reference to Exhibit 10.2 to Form 8-K filed February 17, 2009)

10.31	Purchase and Assumption Agreement with Wachovia Bank, N.A., dated February 19, 2009 (incorporated by reference to Exhibit 2.1 to Form 10-Q filed May 11, 2009). The Company will furnish a copy of any omitted schedule to the Agreement to the SEC upon request.

10.32	Employment Agreement with William Yarbanet (incorporated by reference to Exhibit 10.1 to Form 8-K filed November 16, 2009)

10.33	Form of Compensation Modification Agreement with executive officers James Ford, John Anhorn, Rich Hieb, Tom Anderson, Michael Fowler and Joe Danelson (incorporated by reference to Exhibit 10.1 to Form 8-K filed January 8, 2010)

10.34	Form of Restricted Stock Agreement (incorporated by reference to Exhibit 10.34 to Form 10-K filed March 16, 2010)

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K filed March 16, 2010)

23.1*	Consent of Moss Adams LLP

24.1**	Power of Attorney

99.1**	Form of Instructions as to Use of PremierWest Bancorp Subscription Rights Certificates

99.2**	Form of Letter to Clients

99.3**	Form of Letter to Security Dealers, Commercial Banks, Trust Companies and Other Nominees

99.4**	Form of Nominee Holder Certification

99.5**	Beneficial Owner Election Form

99.6**	Form of Notice of Important Tax Information

99.7**	Form of Letter to Recordholders

*	Filed herewith.
**	Previously filed.